                                                                    EXHIBIT 4.8

                            SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made in the City of Montreal, Province of Quebec, as of March 28, 2002;

AMONG: SGF SANTE INC., a company duly incorporated pursuant to the laws of Quebec, having its head office at 600 de La Gauchetiere Street West, Suite 1700, Montreal, Quebec, H3B 4L8, acting and represented herein by Gerald Andre, its vice-president, and by Michel Sainte-Marie, its assistant secretary, duly authorized as they so declare;

                (hereinafter referred to as "SGF Sante")

AND: DRAXIS HEALTH INC., a corporation duly incorporated under the laws of Canada, having its head office at 6870 Goreway Drive, Mississauga, Ontario, L4V 1P1, acting and represented herein by Jim Garner, its Senior Vice President, Finance and Chief Financial Officer, duly authorized as he so declares;

                (hereinafter referred to as "Draxis Health")

AND: DRAXIS PHARMA INC., a corporation duly incorporated under the laws of Canada, having its head office at 1170 Peel Street, 5th Floor, Montreal, Quebec, H3B 4S8, acting and represented herein by Douglas Parker, its secretary, duly authorized as he so declares;

                (hereinafter referred to as the "Corporation")

WHEREAS, subject to the terms hereof, each of SGF Sante and Draxis Health wishes to subscribe for, respectively, 279,930 and 577,402 Common Shares in the capital of the Corporation, representing, respectively, 1.36% and 2.80% of the outstanding Common Shares of the Corporation on a non-diluted basis after such subscription and after the subscription by Mohammed Barkat pursuant to the Equity Participation Plan referred to hereinafter;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants, agreements, warranties and payments herein set out and provided for, the hereto hereby respectively, covenant and agree as follows:

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                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS. In addition to the terms defined elsewhere in this Agreement, where used in this Agreement, unless there is something in the context or the subject matter inconsistent therewith, the following terms shall have the following meanings respectively:

        "Additional Subscription" has the meaning set forth in section 2.2

        "Agreement" means this subscription agreement including all attached Schedules, as the same may be supplemented, amended, restated or replaced from time to time;

        "Applicable Law" means any domestic or foreign statute, law, ordinance, regulation, by-law (zoning or otherwise), or order that applies to the Corporation;

        "Articles" means the documents of incorporation of a corporation, as amended from time to time or the equivalent in any applicable jurisdiction or with respect to any other entity;

        "Assets" means all of the assets and properties, moveable and immoveable, tangible and intangible of a Person;

        "Business" means the business carried on by the Corporation which consists, inter alia, of contract manufacturing of pharmaceutical products;

        "Business Day" means a day other than a Saturday or Sunday, on which Canadian chartered banks are open for the transaction of domestic business in the City of Montreal, Province of Quebec;

        "By-laws" has the meaning set forth in subsection 3.1.3;

        "Capital Plan" means the capital plan of the Corporation providing for the addition of a second lyophilizer and ancillary equipment, debottlenecking of production lines, upgrading of warehouse and technical services, the whole as set out in Schedule 1.1(a) attached hereto as it may be amended from time to time in accordance with the Shareholders' Agreement;

        "Claims" has the meaning set forth in section 7.2;

        "Closing" means the completion of the subscription by SGF Sante and Draxis Health for the portion of the Subscribed Shares provided for in section 2.1 and the completion of all other transactions contemplated by this Agreement which are to occur contemporaneously with the subscription for the Subscribed Shares;

        "Closing Date" has the meaning set forth in section 6.1;

        "Closing Document" means any document delivered at or subsequent to the Closing Date as provided in or pursuant to this Agreement;

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        "Common Shares" means the common shares of the share capital of the
        Corporation;

        "Convertible Security" means a security of a body corporate, including a debt obligation, which is convertible into, exchangeable for or which carries a right or obligation to purchase, one or more shares, voting securities or participating securities of such body corporate, including for greater certainty, options and warrants;

        "Corporation" has the meaning ascribed thereto in the preamble;

        "Corporation Indemnified Persons" has the meaning set forth in section 7.3;

        "DHI Subscribed Shares" means the 577,402 Common Shares hereby subscribed by Draxis Health which are issued at the Closing and, provided the Second Closing is not cancelled as a result of the application of section 2.3 of this Agreement, the 2,244,957 Common Shares which Draxis Health hereby agrees to subscribe for at the Second Closing;

        "Dispute" has the meaning set forth in section 8.2;

        "Draxis Health Indemnified Persons" has the meaning set forth in section 7.3;

        "Encumbrance" means any security interest, mortgage, lien, hypothec, pledge, servitude, assignment, charge, call, commitment, right of first refusal, prior claim, demand, restriction, deemed trust, voting trust or pooling agreement with respect to securities, an adverse claim or any other right or option affecting any Assets or shares;

        "Equity Participation Plan" means the equity participation plan adopted by the Corporation, a copy of which is attached to the Initial Subscription Agreement as Schedule 1.1(c);

        "GAAP" means generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which any calculation or determination is required to be made in accordance with generally accepted accounting principles, and where the Canadian Institute of Chartered Accountants includes a recommendation in its Handbook concerning the treatment of any accounting matter, such recommendation shall be regarded as the only generally accepted accounting principle applicable to the circumstances that it covers;

        "Governmental Authority" means any domestic or foreign government whether federal, provincial, state or municipal and any governmental agency, governmental authority, governmental tribunal, governmental body or governmental commission of any kind whatever;

        "including" means "including without limitation" and the term "including" shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

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        "Indebtedness" of any Person means all obligations of such Person (i)
        for borrowed money (including any negative cash balance or intercompany advance), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for which interest charges are customarily paid,
        (iv) under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) issued or assumed as the deferred purchase price of property or services (other than trade accounts payable and accrued obligations incurred in the ordinary course of business), (vi) under capital leases, (vii) in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (viii) as an account party in respect of letters of credit and bankers' acceptances, (ix) with respect to Indebtedness of others, secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, or (x) in the nature of guarantees of Indebtedness of others;

        "Indemnitee" has the meaning set forth in subsection 7.5.1;

        "Indemnitor" has the meaning set forth in subsection 7.5.1;

        "Initial Subscription Agreement" means the subscription agreement dated February 18, 2000 by and between SGF Sante and the Corporation;

        "knowledge", "to the best of the knowledge" and similar expressions mean, with respect to any particular fact or other matter, in the case of an individual:

        (a) that such individual is actually aware of such fact or other matter, or

        (b) that a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter;

        and, in the case of a Person other than an individual, that any individual who is serving as an officer or director of such Person (or in any similar capacity) has, or at any time had, or would be considered to have knowledge of such fact or other matter in accordance with the above;

        "Management Shareholder" means Mohammed Barkat;

        "Management Subscription" means the subscription letter for shares of the Corporation executed by the Management Shareholder on the Closing Date;

        "Merck Frosst Agreement" means the agreement entered into as of June 12, 1998 among Merck Frosst Canada Inc., the Corporation, Draxis Health and Draximage Inc.;

        "Notice to Arbitrate" has the meaning set forth in section 8.2;

        "Person" shall be broadly interpreted and includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, the Crown, any Governmental Authority or any other entity recognized by law;

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        "Rights" means any options, rights, warrants or subscription privileges issued or granted by any Person (whether or not currently exercisable or exercisable on conditions) to purchase securities or shares or other interests of such Person;

        "Second Closing" has the meaning set forth in section 2.2

        "SGF Sante Indemnified Persons" has the meaning set forth in section
        7.2;

        "SGF Share of the Underlying Loss" has the meaning set forth in section 7.7;

        "Shareholders' Agreement" means the amended and restated unanimous shareholders' agreement entered into on the Closing Date among Draxis Health, SGF Sante, the Corporation, Dwight Gorham, Mohammed Barkat and Michel Sauvageau;

        "SGF Subscribed Shares" means the 279,930 Common Shares hereby subscribed by SGF Sante which are issued at the Closing and, provided the Second Closing is not cancelled as a result of the application of section 2.3 of this Agreement, the 1,088,376 Common Shares which SGF Sante hereby agrees to subscribe for at the Second Closing;

        "Shareholders' Subordinated Debt" means the secured convertible loan agreement entered into as of the date hereof by and between Draxis Health and SGF Sante as lenders and the Corporation as borrower for the aggregate capital amount of $9,139,335;

        "Subscribed Shares" means the SGF Subscribed Shares and the DHI Subscribed Shares, collectively;

        "Subscription Price" means the aggregate subscription price payable for all the Subscribed Shares, being $1,286,000 at the Closing and, provided the Second Closing is not cancelled as a result of the application of section 2.3 of this Agreement, $5,000,000 at the Second Closing;

        "Subsidiary" means, with respect to any Person, any other Person of which more than 50% of the outstanding shares having ordinary voting power of such other Person (irrespective of whether or not at the time shares of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the first mentioned Person, or by one or more of its subsidiaries;

        "Third-Party Claim" has the meaning set forth in subsection 7.5.1;

        "Underlying Loss" has the meaning set forth in section 7.7.

1.2 GAAP. All accounting and financial terms used herein, unless specifically provided to the contrary, shall be interpreted and applied in accordance with GAAP consistently applied.

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1.3     INTERPRETATION NOT AFFECTED BY HEADINGS.  The division of this
        Agreement into articles and the insertion of headings are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

1.4 EXTENDED MEANINGS. Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

1.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the parties and, in particular, the term sheet dated January 30, 2002 signed by Draxis Health on January 30, 2002 and by SGF Sante and the Corporation on January 31, 2002. Notwithstanding the foregoing, this Agreement does not supersede the Initial Subscription Agreement which remains in full force and effect in accordance with its terms.

1.6 AMENDMENT. This Agreement may be amended, modified or supplemented only by a written agreement signed by each party.

1.7 WAIVER OF RIGHTS. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

1.8     SCHEDULES.  The following Schedules form part of this Agreement:

        Schedule        Description of Schedule
        --------        -----------------------
        1.1 (a)         Capital Plan
        3.1.2           Authorized and Issued Capital of the Corporation
        3.1.4           Consents and Approvals

1.9 APPLICABLE LAW. This Agreement shall be deemed to have been made in the Province of Quebec and shall be interpreted in accordance with and governed by the laws of Quebec and the laws of Canada applicable therein.

1.10 FUNDS. All dollar amounts referred to in this Agreement are in lawful money of Canada.

1.11 BUSINESS DAY. In the event that any action to be taken hereunder falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day.

1.12 THIRD PARTY BENEFICIARIES. Nothing in this Agreement or in any Closing Document is intended expressly or by implication to, or shall, confer upon any Person other than the parties, any Rights or remedies of any kind.

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                                   ARTICLE 2

             SUBSCRIPTION, ALLOTMENT AND ISSUE OF SUBSCRIBED SHARES
                           AND ADDITIONAL COMMITMENTS


2.1     SUBSCRIPTION.  Subject to the terms and conditions hereof:

        2.1.1 SGF Sante hereby subscribes for and agrees to purchase and take up, and the Corporation hereby agrees to allot and issue from treasury to SGF Sante, as at the Closing Date, an aggregate of 279,930 Common Shares for a subscription price of $1.50 per Share, and

        2.1.2 Draxis Health hereby subscribes for and agrees to purchase and take up and the Corporation hereby agrees to allot and issue from treasury to Draxis Health, as at the Closing Date, an aggregate of 577,402 Common Shares for a subscription price of $1.50 per Share, the whole representing an aggregate subscription price of $1,286,000. The above-mentioned Subscribed Shares shall represent, after the Closing and the Management Subscription, 4.16% of the outstanding Common Shares of the Corporation on a non-diluted basis.

2.2 ADDITIONAL SUBSCRIPTION. Subject to section 2.3, on the date (the "Second Closing") that is the earlier of (i) May 31, 2002 and (ii) the date on which an aggregate of $5,000,000 of payments becomes due by the Corporation with respect to capital expenditures contracted for after January 1, 2002 pursuant to the Capital Plan, Draxis Health and SGF Sante hereby agree to subscribe for and to purchase and take up, and the Corporation hereby agrees to allot and issue from treasury to Draxis Health and SGF Sante, the Common Shares set out below (the "Additional Subscription") for a subscription price of $1.50 per share:

                                    Number and                     Aggregate
                Subscriber        Class of Shares             Subscription Price
                ----------        ---------------             ------------------
                Draxis Health     2,244,957 Common Shares        $   3,367,436
                SGF Sante         1,088,376 Common Shares        $   1,632,564

        The Common Shares issued pursuant to such Additional Subscription shall represent, after the Second Closing and the Management Subscription, 13.92% of the outstanding Common Shares of the Corporation on a non-diluted basis.

2.3 CONDITION PRECEDENT. In the event that there is, before the Second Closing, a refinancing by the Corporation of its senior debt which ranks prior to the Shareholders' Subordinated Debt on terms and conditions satisfactory to Draxis Health and SGF Sante, the parties hereby agree to negotiate in good faith with respect to a reduction in the amount of the Additional Subscription. The total of the new financing and Additional Subscription, as reduced, must be sufficient to enable the Corporation to implement the Capital Plan.

        Failing agreement between Draxis Health and SGF Sante on any such reduction, the obligation to make the full Additional Subscription shall remain in full force and effect.

2.4 SUBSCRIPTION PRICE. The Subscription Price of the Subscribed Shares shall be payable by wire transfer, cheque or banker's draft to the order of the Corporation at the Closing Date, or, as the case may be, the Second Closing with respect to the Additional Subscription, against delivery by the Corporation of:

        2.4.1 certificates representing the SGF Subscribed Shares, duly registered in the name of SGF Sante, and

        2.4.2 certificates representing the DHI Subscribed Shares, duly registered in the name of Draxis Health.

        The Subscribed Shares shall be duly allotted and issued as fully paid and non-assessable.

2.5 USE OF PROCEEDS. The Corporation hereby agrees to use the Subscription Price as well as the proceeds from the subscription by the Management Shareholder to implement the Capital Plan in accordance therewith.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                           REGARDING THE CORPORATION

3.1 REPRESENTATIONS AND WARRANTIES REGARDING THE CORPORATION. Each of the Corporation and Draxis Health, solidarily, represents and warrants to SGF Sante as follows and acknowledges that SGF Sante is relying upon such representations and warranties in entering into this Agreement and in agreeing to pay its share of the Subscription Price for the Subscribed Shares and the Corporation represents and warrants to Draxis Health as follows and acknowledges that Draxis Health is relying upon such representations and warranties in entering into this Agreement and in agreeing to pay its share of the Subscription Price for the Subscribed Shares.

        3.1.1   Corporate Matters

                (a) The Corporation (i) is a corporation duly incorporated, organized and validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is licensed, authorized and qualified to carry on business in all jurisdictions where, by virtue of the nature of its Business or the vocation or character of its Assets, such licensing, authorization or qualification is necessary; and
                    (iii) the only jurisdiction in which the Corporation has a permanent establishment or owns Assets is the province of Quebec.

                (b) The Corporation, to the extent necessary, has all necessary power and authority, and has taken all actions required (i) to execute, deliver and perform this Agreement and (ii) to issue, sell and deliver the

                    Subscribed Shares and to register them in the names of SGF Sante and Draxis Health. This Agreement, the Shareholders' Agreement and all other documents and instruments executed by the Corporation pursuant hereto when delivered, are and will be duly authorized, valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, equitable principles limiting rights to specific performance or other equitable remedies. Upon the issue, sale, delivery and registration of the Subscribed Shares in the names of SGF Sante and Draxis Health in accordance with the terms hereof, the Subscribed Shares will be validly issued and fully paid and non-assessable, and will be free and clear of all Encumbrances and Rights, subject only to restrictions on transfer in the Articles of the Corporation and under the Shareholders' Agreement.

                (c) The Corporation has the corporate power, authority and capacity to own its Assets and to carry on its Business in the manner and to the extent currently carried on in all jurisdictions in which it presently carries on business and to perform its obligations hereunder and consummate the transactions contemplated hereby.

                (d) The Corporation is in compliance with the terms and
                    provisions of its Articles and By-laws, each as amended and in effect on the Closing Date.

        3.1.2   Authorized and Issued Capital of the Corporation

                The authorized and issued share capital of the Corporation is as described in Schedule 3.1.2 and is held by the Persons set out therein. Upon the subscription by SGF Sante and Draxis Health pursuant to this Agreement and the subscription by the Management Shareholders as stated in the Management Subscription, the issued share capital of the Corporation will be as set forth in Schedule 3.1.2 hereto and held by the Persons set out therein in the percentages indicated opposite their names. Except as described in Schedule 3.1.2 or as otherwise contemplated by this Agreement, the Shareholders' Agreement or any Schedules attached to this Agreement or the Shareholders' Agreement, the Merck Frosst Agreement or the Equity Participation Plan: (a) there are no Rights to purchase shares of the share capital of the Corporation, or Convertible Security, authorized, issued or outstanding, and the Corporation is not obligated in any manner to issue any shares of its share capital or Convertible Securities or any Right to acquire shares of its share capital, or to distribute to holders of any of its share capital any evidence of Indebtedness or Assets; (b) no Person has any preemptive right, right of first refusal or similar Right to acquire additional shares of share capital in connection with the sale and purchase of the Subscribed Shares pursuant to this Agreement or otherwise; (c) there are no restrictions on the transfer of the shares of share capital of the Corporation other than as set forth in its Articles; (d) no Person has any right to cause the Corporation to effect the registration under the relevant securities laws of any shares of share capital or any other securities (including debt securities) of the Corporation; (e) the Corporation has no obligation to purchase, redeem or otherwise acquire any of its equity securities or any interests therein, or to pay any dividend or make any other distribution in respect thereof other than pursuant to its Articles; and (f) there are no voting trusts, shareholders' agreements, or proxies relating to any securities of the Corporation.

        3.1.3   No Violation

                The execution, delivery and performance of this Agreement, the Shareholders' Agreement and any documents or instruments delivered, executed and performed in connection herewith or therewith, the consummation of the transactions contemplated hereby or thereby (including the issuance, sale and delivery of the Subscribed Shares) and compliance with the provisions hereof and thereof (a) will not violate to the best of the knowledge of the Corporation and of Draxis Health any provision of any Applicable Law, (b) violate any provision of the Corporation's Articles, By-laws, as amended (the "By-laws") or directors' or shareholders' resolutions, (c) violate or constitute a default under, or cause or permit the acceleration of the maturity of, any debt, obligation or contract, commitment or other agreement, written or oral, to which the Corporation is bound, (d) result in the creation or imposition of any Encumbrance except in accordance with the Shareholders' Subordinated Debt and the financing offer from Investissement Quebec dated January 23, 2002 (i) on the Subscribed Shares,
                (ii) the Corporation, (iii) any of its Assets or (iv) under any agreement or commitment to which the Corporation is a party or by which the Corporation or any of its Assets may be bound, or conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or commitment or (e) violate any judgment, decree, order, regulation, or rule of any Governmental Authority applicable to the Corporation or any of its Assets.

        3.1.4   Consents, Approvals

                Except as disclosed in Schedule 3.1.4, no consent, approval, permit or authorization of, or declaration, filing, qualification, designation or registration with, any third party or Governmental Authority is required in connection with the execution, delivery and performance of this Agreement, the Shareholders' Agreement and any documents or instructions delivered, executed and performed in connection herewith or therewith, by the Corporation and the consummation of the transactions contemplated hereby or thereby (including the subscription, issuance and delivery of the Subscribed Shares).

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF SGF SANTE
                                AND DRAXIS HEALTH

4.1 REPRESENTATIONS AND WARRANTIES. Each of SGF Sante and Draxis Health represents and warrants, individually and only in respect of itself, to the Corporation as follows and acknowledges that the Corporation is relying upon such representations and warranties in entering into this Agreement.

        4.1.1   Corporate Matters

                (a) It (i) is a corporation duly incorporated, organized and validly existing and in good standing under the laws of its jurisdiction of incorporation; and (ii) has full corporate power and authority to own and hold its Assets and to carry on its business as presently conducted.

                (b) To the extent necessary, it has all necessary power and authority, and has taken all actions required (i) to execute, deliver and perform this Agreement, the Shareholders' Agreement and all agreements executed pursuant thereto. This Agreement, the Shareholders' Agreement and all other documents and instruments executed by it pursuant hereto when delivered, are and will be duly authorized, valid and binding obligations enforceable against it in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, equitable principles limiting rights to specific performance or other equitable remedies.

                (c) It has the corporate power, authority and capacity to own its Assets and to carry on its business in the manner and to the extent currently carried on in all jurisdictions in which it presently carries on business and to perform its obligations hereunder and consummate the transactions contemplated hereby.

                (d) It is in compliance with the terms and provisions of its
                    Articles and by-laws, each as amended and in effect on the Closing Date.

                (e) SGF Sante is a Subsidiary of the Societe generale de
                    financement du Quebec.

        4.1.2   No Violation

                The execution, delivery and performance of this Agreement, the Shareholders' Agreement and any documents or instruments delivered, executed and performed in connection herewith or therewith, the consummation of the transactions contemplated hereby or thereby (including the subscription for the Subscribed Shares) and compliance with the provisions hereof and thereof (a) will not, to the best of its knowledge, violate any provision of any

                Applicable Law, (b) violate any provision of its Articles, By-laws, as amended, or directors' or shareholders' resolutions, (c) violate or constitute a default under, or cause or permit the acceleration of the maturity of, any debt, obligation or contract, commitment or other agreement, written or oral, to which it is bound, (d) result in the creation or imposition of any Encumbrance (i) on the Subscribed Shares,
                (ii) on it, (iii) any of its Assets or (iv) under any agreement or commitment to which it is a party or by which it or any of its Assets may be bound, or conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or commitment or (e) violate any judgment, decree, order, regulation, or rule of any Governmental Authority applicable to it or any of its Assets.

        4.1.3   Consents, Approvals

                No consent, approval, permit or authorization of, or declaration, filing, qualification, designation or registration with, any third party or Governmental Authority is required which has not been duly obtained in connection with the execution, delivery and performance by it of this Agreement, the Shareholders' Agreement and any documents or instructions delivered, executed and performed in connection herewith or therewith, and the consummation of the transactions contemplated hereby or thereby (including the subscription for the Subscribed Shares).

                                  ARTICLE 5

                              SPECIAL PROVISIONS

5.1 SPECIAL REPRESENTATION. Each of the Corporation and Draxis Health, solidarily, represents and warrants to SGF Sante as follows and acknowledges that SGF Sante is relying upon such representations and warranties in entering into this Agreement and in agreeing to pay its share of the Subscription Price.

        5.1.1   Initial Subscription Agreement

                The Corporation has at all times complied with all its covenants, obligations and undertakings set out in Article 5 of the Initial Subscription Agreement.

        5.1.2   Shareholders' Agreement

                The Corporation has at all times respected and complied with the obligations incumbent on it pursuant to Article 3 of the unanimous shareholders' agreement entered into by and among the Corporation, SGF Sante, Draxis Health, Dwight Gorham and Mohammed Barkat as of February 18, 2000, to which Michel Sauvageau intervened on January 5, 2001.

5.2 SPECIAL INDEMNIFICATION. Each of the Corporation and Draxis Health, solidarily, further acknowledges and agrees that, in addition to the representations, warranties and covenants provided herein, SGF Sante is also relying on the representations and warranties set out in Article 3 of the Initial Subscription Agreement in entering into this Agreement and in agreeing to pay its share of the Subscription Price. In recognition thereof, each of the Corporation and Draxis Health, solidarily, agrees that the recourses available to SGF Sante under the Initial Subscription Agreement, in particular, without limitation, under Article 7 of the Initial Subscription Agreement, shall also be available to SGF Sante in accordance with their terms with respect to the investment by it for SGF Subscribed Shares as provided in this Agreement as if the representations, warranties, covenants, obligations, undertakings and indemnification set out in the Initial Subscription Agreement had been repeated in this Agreement, and the Initial Subscription Agreement is hereby amended to the extent necessary to give effect hereto.

5.3 ACTIONS TO SATISFY COVENANTS. Each of the Corporation, Draxis Health and SGF Sante hereby agrees to take all such actions as are within its power to control and to use all reasonable commercial efforts to cause other actions to be taken which are not within its power to control so as to ensure compliance with any of its covenants and conditions set forth herein.

                                   ARTICLE 6

                                    CLOSING

6.1 CLOSING. The Closing of the transaction contemplated by this Agreement shall be held at the offices of McCarthy Tetrault llp, Le Windsor, 1170 Peel Street, 5th Floor, Montreal, Quebec, H3B 4S8, on March 28, 2002 or on such other date and at such other time as may be agreed upon by the parties hereto (the "Closing Date").

                                   ARTICLE 7

                    SURVIVAL AND RELIANCE ON REPRESENTATIONS
                       AND WARRANTIES AND INDEMNIFICATION

7.1 SURVIVAL NOTWITHSTANDING INVESTIGATION. The parties hereto shall be entitled to rely upon the representations and warranties set forth herein and the covenants and obligations of the parties hereto which shall survive the Closing Date and shall continue in full force and effect in accordance with and subject to the terms of this Article 7 notwithstanding any due diligence investigation by SGF Sante or Draxis Health.

7.2 INDEMNIFICATION BY THE CORPORATION AND DRAXIS HEALTH. Subject to the limitations provided in this Agreement, the Corporation and Draxis Health shall be solidarily liable to SGF Sante and its respective directors, officers and employees (collectively, the "SGF Sante Indemnified Persons" and singly a "SGF Sante Indemnified Person") and shall defend, indemnify and hold harmless all of the SGF Sante Indemnified Persons against any and all loss, including a decrease in value of the SGF Subscribed Shares, liability, cost, fine or expense of any kind (other than indirect, consequential or incidental losses or damages such as losses of profits or of business opportunities), including the reasonable cost of legal representation in respect thereof and any interest or penalty in connection therewith ("Claims"), incurred or suffered by or imposed upon any of the SGF Sante Indemnified Persons arising directly or indirectly out of:

        7.2.1 the breach of any representation or warranty of the Corporation contained in Article 3 or Article 5 of this Agreement;

        7.2.2 the breach or non-fulfilment of any agreement, covenant, undertaking or obligation of the Corporation contained in this Agreement.

7.3 INDEMNIFICATION BY THE CORPORATION. Subject to the limitations provided in this Agreement, the Corporation shall be liable to Draxis Health and its respective directors, officers and employees (collectively, the "Draxis Health Indemnified Persons" and singly a "Draxis Health Indemnified Person") and shall defend, indemnify and hold harmless all of the Draxis Health Indemnified Persons against any and all loss, including a decrease in value of the Draxis Health Subscribed Shares, liability, cost, fine or expense of any kind (other than indirect, consequential or incidental losses or damages such as losses of profits or of business opportunities), including the reasonable cost of legal representation in respect thereof and any interest or penalty in connection therewith ("Claims"), incurred or suffered by or imposed upon any of the Draxis Health Indemnified Persons arising directly or indirectly out of:

        7.3.1 the breach of any representation or warranty of the Corporation contained in Article 3 of this Agreement;

        7.3.2 the breach or non-fulfilment of any agreement, covenant, undertaking or obligation of the Corporation contained in this Agreement.

7.4 INDEMNIFICATION BY SGF SANTE AND DRAXIS HEALTH. Each of SGF Sante and Draxis Health, individually and only in respect of its own acts or omissions, shall be liable to each of the Corporation and its directors, officers and employees (collectively, the "Corporation Indemnified Persons" and singly, a "Corporation Indemnified Person") and shall defend, indemnify and hold harmless all of the Corporation Indemnified Persons against any and all loss, liability, cost, fine or expense of any kind (other than indirect, consequential or incidental losses or damages such as losses of profits or of business opportunities), including the reasonable cost of legal representation in respect thereof and any interest or penalty in connection therewith ("Claims"), incurred or suffered by or imposed upon any of the Corporation Indemnified Persons arising directly or indirectly out of:

        7.4.1 the breach of any representation or warranty of SGF Sante or Draxis Health, as the case may be, contained in Article 4 of this Agreement; and

        7.4.2 the breach or non-fulfilment of any agreement, covenant, undertaking or obligation of SGF Sante or Draxis Health, as the case may be, contained in this Agreement.

7.5     INDEMNIFICATION AGAINST THIRD-PARTY CLAIMS

        7.5.1 Promptly upon receipt by any of the SGF Sante Indemnified Persons, the Draxis Health Indemnified Persons or the Corporation Indemnified Persons (in this section referred to as the "Indemnitee") of notice of any demand or statement:

                (a) by or on behalf of any Person or entity other than SGF
                    Sante, Draxis Health or the Corporation; and

                (b) which, if maintained or enforced, will or might result in any Claim of the nature described in sections 7.2, 7.3 or 7.4,

                ("Third-Party Claim") in respect of which the Indemnitee proposes to demand indemnification from SGF Sante, Draxis Health or the Corporation and Draxis Health solidarily, as the case may be, (in this section referred to as the "Indemnitor") pursuant to the provisions hereof, the Indemnitee shall give written notice to that effect to the Indemnitor with reasonable promptness.

        7.5.2 The Indemnitor shall have the right by written notice to the Indemnitee within 30 days of the giving of the notice described in subsection 7.5.1 to assume the control of the defence, compromise or settlement of the Third-Party Claim, without cost to the Indemnitee and without limiting in any way the Indemnitee's right to indemnification pursuant to the provisions hereof.

        7.5.3 Upon the assumption of control by the Indemnitor as aforesaid, the Indemnitor shall diligently proceed with the defence, compromise or settlement of the Third-Party Claim at Indemnitor's sole expense, including retention of counsel reasonably satisfactory to the Indemnitee. The Indemnitee shall cooperate fully, but at the sole expense of the Indemnitor, in making available to the Indemnitor all pertinent information and witnesses under the Indemnitee's control and in taking such other steps as in the reasonable opinion of counsel for the Indemnitor are necessary to enable the Indemnitor to conduct such defence. The Indemnitee shall be entitled to reasonable security from the Indemnitor for any expense, costs or other liabilities to which it may be or may become exposed by reason of such cooperation.

        7.5.4 The final determination of any such Third-Party Claim, including all related costs and expenses, shall be binding and conclusive upon the parties hereto, as to the validity or invalidity, as the case may be, of such Third-Party Claim against the Indemnitor hereunder. Notwithstanding any provision of this section 7.5, the Indemnitor may not consent to any settlement of a Third-Party Claim if the terms of such settlement require the Indemnitee to act or refrain from acting, without the prior written consent of the Indemnitee.

        7.5.5 Should the Indemnitor fail to give notice to the Indemnitee as provided in subsection 7.5.2, the Indemnitee shall be entitled to make such settlement of the Third-Party Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Third-Party Claim shall be binding upon the Indemnitor.

7.6 INDEMNIFICATION TO BE AFTER INSURANCE, ETC. The amount of the indemnification for any Claim shall be payable on demand and shall be determined after giving effect to any insurance recoveries or recoveries from third parties, other than the Corporation.

7.7 AMOUNT OF CLAIM. For purposes of determining the amount of any Claim contemplated by section 7.2, SGF Sante shall be entitled, at its sole option, to deem the amount of such Claim to be equal to 5.71% or, in the event the Second Closing is cancelled as a result of the application of section 2.3, 1.36% (the "SGF Share of the Underlying Loss") of the actual loss or liability of the Corporation (the "Underlying Loss") which gave rise to such Claim, calculated as if section 7.6 applied, MUTATIS MUTANDIS, for the purposes of this Article 7; all other provisions of this Article 7 shall thereupon continue to apply as if the SGF Share of the Underlying Loss were the Claim.

7.8 CURRENCY OF INDEMNIFICATION. If any Claim is based on an expense incurred in, or a Third-Party Claim expressed in, currency other than Canadian currency, it shall be converted into Canadian currency at the rate of exchange prevailing as of the date of payment, or expenditure or ascertainment of loss in the absence of direct payment, or at the date of the Third-Party Claim, as the case may be, giving rise to the Claim.

7.9     EXPIRY AND LIMIT OF LIABILITY.

        7.9.1 The representations and warranties of the Corporation, Draxis Health and SGF Sante herein (except in the event of fraud, gross negligence or deliberate misrepresentation) shall continue in full force and effect for a period of three years after the Closing Date and no Claim shall be made after such termination date by any party based on or arising out of the breach or non-fulfilment of any such representations or warranties.

        7.9.2 In the event of fraud or deliberate misrepresentation by commission or omission, the representations and warranties of the Corporation, Draxis Health and SGF Sante herein shall continue in full force and effect indefinitely after the Closing Date.

        7.9.3 Notwithstanding the provisions of this section 7.9, no Claims with respect to breaches or failures of representations and warranties contemplated by subsections 7.2.1, 7.3.1 and 7.4.1 which would, were it not for this subsection 7.9.3, have occurred, may be made against any of the SGF Indemnified Persons, the Draxis Health Indemnified Persons or the Corporation Indemnified Persons hereunder, and no breach or failure of representations and warranties contemplated by subsections 7.2.1, 7.3.1 and 7.4.1 shall be considered to have occurred, unless and until the individual Claim or aggregate of individual Claims which would, were it not for this subsection
                7.9.3 have arisen, exceeds $100,000, in which event all breaches and failures of representations and warranties contemplated in subsection 7.2.1, 7.3.1 and

                7.4.1 shall be considered to have occurred as if this subsection 7.9.3 did not exist and the amounts claimable shall be the aggregate of the Claims then being asserted and not be limited to that amount only in excess of the above limit.

7.10 SGF SANTE'S RECOURSES. In the event of a Claim which, in accordance with section 7.7, is deemed to be equal to the SGF Share of the Underlying Loss, in settlement of the obligations of Draxis Health under this Article 7, Draxis Health shall have the option of either:

        7.10.1 paying SGF Sante the amount of the SGF Share of the Underlying Loss; or

        7.10.2 investing a sum of money in the Corporation, as a contribution to capital and without any shares or debt issued to it in consideration therefor, which is equal to the Underlying Loss so as to put the Corporation in the same financial position it would have been in, on a consolidated basis, if the event giving rise to the Underlying Loss had not occurred.

7.11 DRAXIS HEALTH OBLIGATIONS. The obligations of Draxis Health hereunder are as primary obligor and not as surety or guarantor and Draxis Health agrees that it does not have any right of subrogation against the Corporation with respect hereto.

7.12 OTHER RECOURSES. The provisions of this Article 7 constitute additional remedies for SGF Sante Indemnified Persons and are in addition to any other recourses they may have, including pursuant to section 5.2 and the Initial Subscription Agreement or otherwise under Applicable Laws and including the right of SGF Sante to demand resolution of this Agreement.

                                   ARTICLE 8

                                  ARBITRATION

8.1 CHOICE OF ARBITRATION. Subject to section 8.11 below, any Claim arising in respect of this Agreement which is challenged, any controversy or dispute regarding the execution of this Agreement, including its annulment, as well as any dispute with regard to the interpretation or application of this Agreement must be submitted to arbitration to the exclusion of the courts, the whole in accordance with the procedure hereinafter established.

8.2 NOTICE TO ARBITRATE. Any party or parties to this Agreement wishing to submit a Claim, conflict, dispute or disagreement (collectively a "Dispute") to arbitration must forward to the other parties to the Dispute a written notice (hereinafter referred to as "Notice to Arbitrate"), containing a reasonably detailed description of the Dispute and the nomination of an arbitrator.

8.3 CHOICE OF SECOND ARBITRATOR. Within 10 days of the receipt of Notice to Arbitrate, the other party or parties involved in the Dispute shall name a second arbitrator and send a notice to this effect to the party or parties making the submission, the first-named arbitrator and to the second-named arbitrator; in the absence of such a notice, the first-named arbitrator shall be the sole arbitrator and sections 8.6 to 8.10 inclusively shall apply mutatis mutandis.

8.4 CHOICE OF THIRD ARBITRATOR. The two arbitrators appointed in accordance with the above procedure shall, within 10 days following the appointment of the second arbitrator, name a third arbitrator who shall be a member in good standing of the Quebec Bar and will act as President of the Arbitration Committee; if the first two arbitrators fail to agree on a third arbitrator, either one or both may apply to a judge of the Superior Court of the Province of Quebec, District of Montreal, to appoint the third arbitrator.

8.5 CHOICE OF SINGLE ARBITRATOR. In order to minimize costs, the parties involved in any dispute may agree, in writing, to appoint a single arbitrator in which event a notice of such appointment shall be sent to the arbitrator in question; sections 8.6 to 8.10 inclusively shall apply mutatis mutandis to such sole arbitrator.

8.6 HEARING AND AWARD. The hearing shall be held in Montreal. The date of hearing must be held within 30 days of the appointment of the third arbitrator. The award of the board of arbitrators must be rendered in writing and served to the parties within 90 days following the hearing. Any such award (including with respect to the payment of fees and disbursements related to the arbitration) which is rendered shall be final, binding and without appeal, and shall become executory as a judgement against the parties upon homologation.

8.7 PROCEDURE AND EVIDENCE. Notice shall be given by the arbitrators, in writing, of the time and place of any hearings except where such hearings are adjourned by the arbitrators in the presence of both of the parties hereto. In the conduct of the hearing and particularly in the taking of testimony or other evidence in the course thereof, the arbitrators shall be bound by the rules of law applying to the competence, relevance and materiality of witnesses and testimony in the courts of the Province of Quebec and the rules of procedure set out in the CODE OF CIVIL PROCEDURE (Quebec). The arbitrators shall have full power and authority to permit, before or during any hearing, any amendment to the arbitration submission requested by the parties so submitting as well as any cross-demand by the other party or parties.

8.8 RESPECT OF DELAYS. In the event that the arbitration hearing is not held, or the arbitration award is not rendered, within the respective delays set out above, upon the receipt of a written notice to this effect from any party to the arbitration, the arbitrators shall no longer have jurisdiction to decide the matter submitted to them, and any party may thereupon take all steps to submit the matter to arbitration once again pursuant to these rules of procedure.

8.9 REPLACEMENT OF ARBITRATORS. In the event that one or more of such arbitrators resigns, refuses to act, withdraws, dies or otherwise becomes unable to fulfill the duties imposed upon him, then his place shall be filled by the parties originally naming him or if named by the other arbitrators, his place shall be filled by an appointment made by them; if no replacement has been named within 15 days following the date upon which the parties were advised of such failure to act, the vacancy may be filled by a judge of the Superior Court of the Province of Quebec, District of Montreal, upon motion by one of the parties.

8.10 SUPPLETIVE PROVISIONS. The parties to this Agreement agree that the provisions presently in effect of the CODE OF CIVIL PROCEDURE (Quebec) shall receive suppletive application to any arbitration proceeding undertaken or held by virtue of the present Agreement. In the event of a contradiction between the provisions of this Article 8 and the provisions of the aforementioned sections of the CODE OF CIVIL PROCEDURE (Quebec), the provisions of this Article 8 shall have precedence.

8.11    EXCEPTIONS TO ARBITRATION.  Notwithstanding the provisions of this
        Article 8, any party shall be entitled to commence procedures in a court of law in order to obtain injunctive relief or seizure against a defaulting party.

8.12 LANGUAGE. Each party to the arbitration shall be entitled to use English or French at its or his sole discretion. The arbitrator(s) shall be bilingual and able to communicate in both English and French.

                                   ARTICLE 9

                               GENERAL PROVISIONS

9.1 SUCCESSORS AND PERMITTED ASSIGNS. The provisions of this Agreement shall, except as otherwise provided herein, enure to the benefit of and be binding upon the parties hereto and their respective representatives, administrators, successors and permitted assigns and each and every Person so bound shall make, execute and deliver all documents necessary to carry out this Agreement.

9.2 NO ASSIGNMENT. No party may assign its rights or obligations under this Agreement without the express written consent of all other parties, except that SGF Sante may do so in favour of any other entity ultimately controlled by the government of the province of Quebec provided the acquirer agrees and undertakes to respect and be bound by the provisions of this Agreement.

9.3 NOTICES. All communications, notices and demands required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon personal delivery, including delivery by courier or facsimile (with proof of receipt) to the addresses as set forth below:

        IF TO SGF SANTE:

        SGF SANTE INC.
        C/O SOCIETE GENERALE DE FINANCEMENT DU QUEBEC
        600 de La Gauchetiere West, Suite 1700
        Montreal, Quebec
        H3B 4L8

        Attention: The Secretary
        Fax:  (514) 395-8055


        IF TO THE CORPORATION:

        DRAXIS PHARMA INC.
        16751 TransCanada Highway
        Kirkland, Quebec
        H9H 4J4

        Attention:  President
        Fax:  (514) 694-3841


        IF TO DRAXIS HEALTH:

        DRAXIS HEALTH INC.
        6870 Goreway Drive
        Mississauga, Ontario
        L4V 1P1

        Attention: The Secretary
        Fax:  (905) 677-5494


        Each of the parties shall be entitled to specify different or additional addresses by giving written notice to the other party in the manner set forth herein.

9.4 BROKERAGE COMMISSIONS. None of the Corporation, Draxis Health nor SGF Sante has paid or become obligated to pay any fee or commission to any broker, investment banker, finder or the like in connection with the transactions contemplated by this Agreement. Each party hereby agrees to indemnify, defend and hold harmless the other against any and all Claims of the above-mentioned brokers, investment bankers, finders or the like, and against the Claims of all other parties claiming any right to a commission or compensation by or through the acts of that party or that party's partners, employees, agents or Affiliates in connection with this Agreement. Each party's indemnification obligations provided in Article 7 shall include all damages, losses, liabilities, and expenses, including reasonable attorneys' fees, incurred in connection with any such claim for a broker's or finder's fee.

9.5     TIME OF THE ESSENCE.  Time shall be of the essence of this Agreement.

9.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same Agreement.

9.7 SEPARABILITY. In the event that any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement.

9.8 CONSENTS AND APPROVALS. Except as otherwise expressly set forth herein, whenever any party's consent or approval must be obtained hereunder, such consent or approval shall not be unreasonably withheld, delayed or conditioned.

9.9 ANNOUNCEMENTS. SGF Sante reserves the right for itself or its governmental representatives to publicly announce the following information in connection with its investment: the name and address of the Corporation, the nature of its business, the nature and amount of the investment and the number of jobs to be created, the whole subject to the prior approval by the Corporation of the content of such announcement. Draxis Health shall also be entitled to publicly announce the completion of the transaction contemplated herein, subject to the prior approval by SGF Sante of the content of the announcement. It is also recognized that Draxis Health is subject to certain disclosure obligations under Applicable Laws as a result of the listing of its shares on the Toronto Stock Exchange and NASDAQ, and it is agreed that the prior approval by SGF Sante of the content of all such disclosures with respect to the transaction contemplated herein and all accessory matters shall be required which approval shall not be unreasonably withheld or delayed, it being agreed that if such approval is not obtained in the required delay imposed by Applicable Laws then the Corporation may process with same disclosure. In the event that the Corporation organizes an official ceremony or press conference to publicize the investment by SGF Sante, it shall obtain its prior written approval which shall not be unreasonably withheld and advise it of such ceremony at least 15 days prior thereto in order to permit SGF Sante or its representatives or invitees to attend thereat.

9.10 LANGUAGE. This Agreement is executed by all the parties hereto in French and in English. The parties hereto expressly agree that in the event of any misunderstanding, dispute or controversy amongst them with respect to any of the provisions of this Agreement, the French version and the English version shall have equal value and neither of them shall prevail.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                        SGF SANTE INC.

                                        Per:    /s/ Gerald Andre
                                            -----------------------------
                                                Gerald Andre

                                        Per:    /s/ Michel Sainte-Marie
                                            -----------------------------
                                                Michel Sainte-Marie


                                        DRAXIS PHARMA INC.

                                        Per:    /s/ Douglas Parker
                                            -----------------------------
                                                Douglas Parker


                                        DRAXIS HEALTH INC.

                                        Per:    /s/ Jim Garner
                                            -----------------------------
                                                Jim Garner